UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AB CARVAL CREDIT OPPORTUNITIES FUND

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AB CARVAL CREDIT OPPORTUNITIES FUND

Dear Shareholder,

As a shareholder of AB CarVal Credit Opportunities Fund (the “Fund”), you recently received a proxy communication via e-mail or in the mail in connection with the Special Meeting of Shareholders to be held on September 1, 2026, at 12:45 p.m. (ET).

Shareholders are being asked to consider and approve a new investment advisory agreement with AB CarVal Investors, L.P, the Fund’s investment adviser (the “Adviser”), which is a separately managed, wholly owned subsidiary of AllianceBernstein, L.P. (“AllianceBernstein”).

Please note that you are being asked to vote because the current investment advisory agreement automatically terminates in the event of an assignment, which includes a direct or indirect transfer of a controlling block of the voting securities of AllianceBernstein (“AB”), which is the indirect parent of the Adviser. Equitable, the holder of a majority of the partnership interests in AB and the indirect parent of AllianceBernstein Corporation, the general partner of AB, and Corebridge Financial have entered into an agreement to merge. Because the merger may constitute an assignment of the current investment advisory agreement, a new investment agreement must be approved by shareholders to ensure continuation of advisory services.

After careful consideration, the Board unanimously recommends that you vote FOR the approval of the proposal. It is important that you exercise your right to vote. Please take a moment to sign, date and mail the enclosed card in the pre-paid envelope or follow the instructions below to vote by telephone or internet.

How will the merger affect my investment(s)?

The merger will not affect your investment(s). AB Board of Directors/Trustees, Senior Management Team and employees will continue to fulfill their daily responsibilities. It is also important for you to know:

➣	The approval of the new investment advisory agreement will NOT increase fees.
➣	The Funds’ investment objectives, investment strategies and investment processes will remain the same.
➣	The same AB CarVal Investors, L.P. Portfolio Managers, will continue to oversee your funds.

Vote by Phone by calling 800-434-8831 and speaking with a proxy voting specialist today. Our representatives are available on weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.
Vote by Internet by visiting the internet address on the enclosed card and following the instructions.

If you have any questions or need assistance in voting, please contact our proxy solicitor, Sodali Fund Solutions (“SFS”) at 800-434-8831. Please note that an SFS representative may call you to assist in voting.

Thank you,

ALLIANCEBERNSTEIN FUNDS